INTERIM INVESTMENT SUB-ADVISORY AGREEMENT

      AGREEMENT made as of this 12th day of October, 2010 by and among Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund, a Massachusetts business trust (the "Fund"), First Trust Advisors L.P., an Illinois limited partnership and a federally registered investment adviser (the "Manager"), and Macquarie Capital Investment Management LLC, a Delaware limited liability company and a federally registered investment adviser (the "Sub-Adviser").

      WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Fund has retained the Manager to serve as the investment manager for the Fund pursuant to an Investment Management Agreement between the Manager and the Fund (as such agreement may be modified from time to time, the "Management Agreement");

      WHEREAS, the Management Agreement provides that the Manager may, subject to the initial and periodic approvals required under Section 15 of the 1940 Act, appoint one or more sub-advisers for the purpose of furnishing certain services required under the Management Agreement;

      WHEREAS, the Fund and the Manager have retained the Sub-Adviser to furnish investment advisory services for a certain designated portion of the Fund's investment portfolio pursuant to an Investment Sub-Advisory Agreement dated March 25, 2004 (the "Sub-Advisory Agreement");

      WHEREAS, effective this date, James A. Bowen, the President of the Manager, has acquired all the common stock of The Charger Corporation, the general partner to the Manager (the "Transaction");

      WHEREAS, the Transaction may operate as an "assignment" of the Sub-Advisory Agreement that terminates the Sub-Advisory Agreement pursuant to
Section 8 thereof;

      WHEREAS, the Fund and the Manager desire to continue to retain the Sub-Adviser to furnish certain investment advisory services for a certain designated portion of the Fund's investment portfolio; and

      WHEREAS, the Fund and the Manager desire to enter into this agreement (the "Agreement") pursuant to Rule 15a-4 under the 1940 Act, under which the Sub-Adviser will furnish certain investment advisory services for the Fund upon the terms and conditions hereafter set forth;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

       1. Appointment. The Fund and the Manager hereby appoint the Sub-Adviser to provide certain sub-investment advisory services to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

       2. Services to be Performed. Subject always to the supervision of Fund's Board of Trustees and the Manager, the Sub-Adviser will act as sub-adviser for, manage the investment and reinvestment of the Fund's assets with respect to, furnish an investment program in respect of, make investment decisions for, and place all orders for the purchase and sale of securities for the portion of the Fund's investment portfolio invested or to be invested in equity securities as well as other securities and instruments issued by U.S. and non-U.S. issuers that manage, own and/or operate infrastructure and utility assets in a select group of countries (the "Core Component") all on behalf of the Fund and as described in the Fund's registration statement on Form N-2 (File No. 333-112202) as declared effective by the Securities and Exchange Commission and as the same may be amended from time to time (the "Registration Statement"). In the performance of its duties, the Sub-Adviser will satisfy its fiduciary duties to the Fund, will monitor the Fund's investments in the Core Component, and will comply with the provisions of the Fund's Declaration of Trust and By-laws, as amended from time to time and communicated by the Fund or the Manager to the Sub-Adviser in writing, and the stated investment objectives, policies and restrictions of the Fund applicable to the Core Component, as such objectives, policies and restrictions may subsequently be changed by the Fund's Board of Trustees and communicated by the Fund or the Manager to the Sub-Adviser in writing. The Fund or the Manager will promptly provide the Sub-Adviser with current copies of the Fund's Declaration of Trust, By-laws, prospectus, statement of additional information and any amendments to any thereof.

      The Sub-Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of the Fund's securities with respect to the Core Component on behalf of the Fund, and is directed to use its commercially reasonable efforts to obtain best execution, which includes most favorable net results and execution of the Fund's orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. Subject to compliance with the policies and procedures adopted by the Board of Trustees for the Fund and to the extent permitted by and in conformance with applicable law (including Rule 17e-1 of the 1940 Act), the Sub-Adviser may select brokers or dealers affiliated with the Sub-Adviser. It is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund, or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Sub-Adviser's overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion. In addition, if in the judgment of the Sub-Adviser, the Fund would be benefited by supplemental services, the Sub-Adviser is authorized to pay spreads or commissions to brokers or dealers furnishing such services in excess of spreads or commissions that another broker or dealer may charge for the same transaction, provided that the Sub-Adviser determined in good faith that the commission or spread paid was reasonable in relation to the services provided and complies with the Fund's policies and procedures.

      In addition, the Sub-Adviser may, to the extent permitted by applicable law, aggregate purchase and sale orders of securities placed with respect to the Core Component with similar orders being made simultaneously for other accounts managed by the Sub-Adviser or its affiliates, if in the Sub-Adviser's reasonable judgment such aggregation shall result in an overall economic benefit to the Fund, taking into consideration the selling or purchase price, brokerage commissions and other expenses. In the event that a purchase or sale of an asset of the Fund occurs as part of any aggregate sale or purchase orders, the objective of the Sub-Adviser and any of its affiliates involved in such transaction shall be to allocate the securities so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in an equitable manner. Nevertheless, the Fund and the Manager acknowledge that under some circumstances, such allocation may adversely affect the Fund with respect to the price or size of the positions obtainable or salable. Whenever the Fund and one or more other investment advisory clients of the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Sub-Adviser to be equitable to each, although such allocation may result in a delay in one or more client accounts being fully invested that would not occur if such an allocation were not made. Moreover, it is possible that due to differing investment objectives or for other reasons, the Sub-Adviser and its affiliates may purchase securities of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities for another client.

      The Sub-Adviser will not arrange purchases or sales of securities between the Fund and other accounts advised by the Sub-Adviser or its affiliates unless
(a) such purchases or sales are in accordance with applicable law (including Rule 17a-7 of the 1940 Act) and the Fund's policies and procedures, (b) the Sub-Adviser determines the purchase or sale is in the best interests of the Fund, and (c) the Fund's Board of Trustees have approved these types of transactions.

      Subject to compliance with applicable law, the Fund's investment objectives, policies and restrictions and the policies and procedures adopted by the Board of Trustee for the Fund, the Sub-Adviser may cause the Fund to invest in securities of issuers advised or managed by persons affiliated with the Sub-Adviser.

      To the extent the Fund seeks to adopt, amend or eliminate any objectives, policies, restrictions or procedures in a manner that modifies or restricts the Sub-Adviser's authority regarding the execution of the Fund's portfolio transactions, the Fund agrees to use reasonable commercial efforts to consult with the Sub-Adviser regarding the modifications or restrictions prior to such adoption, amendment or elimination.

      The Sub-Adviser will communicate to the officers and trustees of the Fund such information relating to transactions for the Fund as they may reasonably request. In no instance will portfolio securities be purchased from or sold to the Manager, the Sub-Adviser or any affiliated person of any of the Fund, the Manager, or the Sub-Adviser, except as may be permitted under the 1940 Act.

         The Sub-Adviser further agrees that it:

             (a) will use the same degree of skill and care in providing such services as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

             (b) will, in all material respects, conform to all applicable Rules and Regulations of the Securities and Exchange Commission and comply with all policies and procedures adopted by the Board of Trustees for the Fund and communicated to the Sub-Adviser in writing and, in addition, will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities;

             (c) will report regularly to the Manager and to the Board of Trustees of the Fund (generally on a quarterly basis) and will make appropriate persons available for the purpose of reviewing with representatives of the Manager and the Board of Trustees on a regular basis at reasonable times the management of the Fund, including, without limitation, review of the general investment strategies of the Fund, the performance of the Fund's investment portfolio in relation to relevant standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Manager or the Board of Trustees of the Fund; and

             (d) will prepare and maintain such books and records with respect to the Fund's securities transactions for the Core Component as required for registered investment advisers under applicable law or as otherwise reasonably requested by the Manager and will prepare and furnish the Manager and the Fund's Board of Trustees such periodic and special reports as the Board or the Manager may reasonably request. The Sub-Adviser further agrees that all records that it maintains for the Fund are the property of the Fund and the Sub-Adviser will surrender promptly to the Fund any such records upon the request of the Manager or the Fund; provided, however, that the Sub-Adviser shall be permitted to retain copies thereof and shall be permitted to retain originals (with copies to the Fund) to the extent required under Rule 204-2 of the Investment Advisers Act of 1940 or other applicable law.

      The Sub-Adviser's duties and obligations shall be limited to those expressly set out in this Agreement. The Manager and the Fund acknowledge such limitation.

      3. Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other assets (including, legal expenses and the costs and expenses of due diligence undertaken by third parties incurred by the Sub-Adviser in connection with the purchase or proposed purchase of such securities or assets, previously approved in writing by the Fund's Chief Financial Officer, and brokerage commissions, if any). However, if approved in writing by the Fund's Chief Financial Officer, the Sub-Adviser may be reimbursed for certain extraordinary expenses.

       4. Compensation. Subject to the penultimate paragraph of this section, for the services provided and the expenses assumed pursuant to this Agreement, the Fund will pay the Sub-Adviser, and, subject to the Supplemental Management Fee (defined below), the Sub-Adviser agrees to accept as full compensation therefore, a portfolio management fee (the "Core Management Fee") equal to:

             (i) the annual rate of 0.60% multiplied by that portion of the Total Assets comprising the Core Component; and

            (ii) if the Total Assets are more than $250 million, an additional fee at the annual rate of 0.05% multiplied by that portion of the Total Assets over $250 million.

      To the extent the Sub-Adviser invests a portion of the Core Component in unlisted securities (the "Core Unlisted Portion"), the Fund will pay the Sub-Adviser a supplemental portfolio management fee (the "Supplemental Management Fee", together with the Core Management Fee, the "Management Fee") equal to the annual rate of 0.60% multiplied by the Total Assets attributable to the Core Unlisted Portion; provided, however, that in no event shall the Core Unlisted Portion be deemed to exceed, for purposes of calculating the Supplemental Management Fee, 25% of the Core Component. The Supplemental Management Fee shall be in addition to the Core Management Fee. For purposes of calculating the Management Fee, "Total Assets" means the average daily gross asset value of the Fund (including assets attributable to the Fund's preferred shares, if any, and the principal amount of borrowings), minus the sum of the Fund's accrued and unpaid dividends on any outstanding preferred shares and accrued liabilities (other than the principal amount of any borrowings incurred, commercial paper or notes or other forms of indebtedness issued by the Fund and the liquidation preference of any outstanding preferred shares).

      The compensation accrued hereunder will be held in an interest-bearing escrow account with the Fund's custodian or another bank (as defined in the 1940
Act) designated by the Fund. If a new investment sub-advisory agreement (the "New Sub-Advisory Agreement") with the Sub-Adviser for the Fund is approved by the vote of a majority of the outstanding voting securities of the Fund by the end of the 150-day term of this Agreement, the amount in the escrow account (including the interest earned) will be paid to the Sub-Adviser. If a majority of the outstanding voting securities of the Fund does not approve the New Sub-Advisory Agreement with the Sub-Adviser within the 150-day period, the Sub-Adviser will be paid, out of the escrow account, the lesser of: (i) any costs incurred by the Sub-Adviser in performing this Agreement (plus interest earned on that amount while in escrow); or (ii) the total amount in the escrow account (plus interest earned).

      For the quarter and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the Management Fee and Supplemental Fee on the basis of the number of days that the Agreement is in effect during the quarter and year, respectively.

       5. Services to Others. The Fund and the Manager acknowledge that the Sub-Adviser may in the future act as an investment adviser to other managed accounts and as investment adviser or investment sub-adviser to one or more other investment companies. In addition, the Fund and the Manager acknowledge that the persons employed by the Sub-Adviser to assist in the Sub-Adviser's duties under this Agreement will not devote their full time to such efforts. It is also agreed that the Sub-Adviser may use any supplemental research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts and for managing its own accounts.

       6. Limitation of Liability. The Sub-Adviser shall not be liable for, and the Fund and the Manager will not take any action against the Sub-Adviser to hold the Sub-Adviser liable for, any error of judgment or mistake of law or for any loss suffered by the Fund (including, without limitation, by reason of the purchase, sale or retention of any security) in connection with the performance of the Sub-Adviser's duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

       7. Term; Termination. This Agreement shall become effective upon consummation of the Transaction (the "Effective Date") and shall remain in full force for (i) 150 days following the Effective Date or (ii) until a vote of a majority of the outstanding voting securities of the Fund shall approve the New Sub-Advisory Agreement with the Sub-Adviser or (iii) unless sooner terminated as hereinafter provided, whichever occurs first.

      This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Manager or the Sub-Adviser upon sixty (60) days' written notice to the other parties. This Agreement may also be terminated by the Fund by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund upon ten (10) calendar days' written notice to the Sub-Adviser by the Fund without payment of any penalty.

      The Manager and the Sub-Adviser have entered into an agreement that provides, among other things, that if the Manager or the Fund terminates or fails to renew this Agreement other than for cause (as defined in the agreement), the Manager shall resign as adviser to the Fund and shall not be reinstated as investment adviser or sub-adviser to the Fund. The Fund acknowledges that the terms of such agreement have been fully described to the Board of Trustees.

      The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

      Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 4 hereof earned prior to such termination and for any additional period during which the Sub-Adviser serves as such for the Fund, subject to applicable law.

       8. Notice. Any notice under this Agreement shall be sufficient in all respects if given in writing and delivered by commercial courier providing proof of delivery or sent by facsimile and addressed as follows or addressed to such other person or address as such party may designate for receipt of such notice.

If to the Manager or Fund:                       If to the Sub-Adviser:

Macquarie/First Trust Global Infrastructure/     Macquarie Capital Investment Management LLC
Utilities Dividend & Income Fund                 125 W. 55th Street, Level 15
First Trust Advisors L.P.                        New York, New York 10019
120 E. Liberty Drive, Suite 400                  Attention:  General Counsel
Wheaton, Illinois  60187
Attention:  Secretary

If by Facsimile:  (630) 517-7437

       9. Limitations on Liability. All parties hereto are expressly put on notice of the Fund's Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Agreement is executed on behalf of the Fund by the Fund's officers in their capacity as officers and not individually and is not binding upon any of the Trustees, officers, or shareholders of the Fund individually but the obligations imposed upon the Fund by this Agreement are binding only upon the assets and property of the Fund, and persons dealing with the Fund must look solely to the assets of the Fund for the enforcement of any claims.

      10. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

      11. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 9 hereof which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Illinois.

      12. Amendment, Etc. This Agreement may only be amended, or its provisions modified or waived, in a writing signed by the party against which such amendment, modification or waiver is sought to be enforced.

      13. Authority. Each party represents to the others that it is duly authorized and fully empowered to execute, deliver and perform this Agreement. The Fund represents that engagement of the Sub-Adviser has been duly authorized by the Fund and is in accordance with the Fund's Declaration of Trust and other governing documents of the Fund.

      14. Severability. Each provision of this Agreement is intended to be severable from the others so that if any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof; provided, however, that the provisions governing payment of the Management Fee described in Section 4 hereof are not severable.

      15. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties with regard to the subject matter of this Agreement. Any written or oral agreements, statements, promises, negotiations or representations not expressly set forth in this Agreement are of no force and effect.

      IN WITNESS WHEREOF, the Fund, Manager and Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.


FIRST TRUST ADVISORS L.P.

/s/ James A. Bowen
----------------------------------
James A. Bowen, President



MACQUARIE/FIRST TRUST GLOBAL
   INFRASTRUCTURE/UTILITIES
   DIVIDEND & INCOME FUND



/s/ James A. Bowen
----------------------------------
James A. Bowen, President



MACQUARIE CAPITAL INVESTMENT MANAGEMENT LLC

By: /s/ Richard C. Butt
    -----------------------------------
Name:  Richard C. Butt
Title: President / Director